FOR IMMEDIATE RELEASE
ELIZABETH ARDEN, INC. ANNOUNCES FOURTH QUARTER AND FISCAL 2013 RESULTS ~ Fiscal 2013 Net Sales of $1.345 Billion ~ ~ Increase of 8.6%; 9.6% at Constant Rates ~

          New York, New York (August 8, 2013) -- Elizabeth Arden, Inc. (NASDAQ: RDEN), a global prestige beauty products company, today announced financial results for its fourth fiscal quarter and fiscal year ended June 30, 2013.

FISCAL 2013 RESULTS

         For the fiscal year ended June 30, 2013, the Company reported net sales of $1.345 billion or an increase of 8.6% as compared to the prior fiscal year. At constant rates, net sales increased by 9.6%.   On a reported basis, net income per diluted share was $1.33. On an adjusted basis, net income per diluted share was $2.14, as compared to net income per diluted share of $2.07 for the prior year period. Adjusted net income per diluted share excludes non-recurring costs relating to the Elizabeth Arden repositioning and the fiscal 2012 fragrance brand acquisitions. A reconciliation between GAAP and adjusted results can be found in the tables and footnotes at the end of this press release.

         In North America, net sales increased 10.2% over the prior fiscal year, and net sales for the Company's international segment increased by 8.4% (at constant rates). Net sales of fragrances in the international segment increased 14% (at constant rates) for fiscal 2013 behind the Company's Western European fragrance initiative and expansion into new markets.

         The Company continued to see success with the Elizabeth Arden repositioning. Retail sales at the Company's Elizabeth Arden flagship counters have increased 20% in North America year over year since conversion, and retail sales at the Company's international flagship doors have increased 17% in the aggregate since conversion. These increases are driven by the retail sales performance of skin care and color products.

         E. Scott Beattie, Chairman, President and Chief Executive Officer of Elizabeth Arden, Inc., commented, "There were two primary factors that caused our sales and earnings results to be below our expectations in fiscal 2013. The first was due to weakness at one of our largest North American mass retail customers, both in terms of retail sales performance and replenishment rate. The second factor was that are growth projections for the Elizabeth Arden brand proved to be overly optimistic given the complexity and scope of transition underway for the brand repositioning. We remain confident in our repositioning efforts and, in fact, are accelerating the execution of the Elizabeth Arden brand repositioning. We expect to incur the final phase of repositioning expenses, including eliminating pre-repositioned product inventory and exiting unprofitable doors, in fiscal 2014. While resulting in near term charges, this is expected to drive improved performance of the Elizabeth Arden brand going forward. Separately, we are taking steps to improve efficiencies in our sales organizations and in the overall indirect overhead structure."

         Mr. Beattie continued, "While this was a transitional year for our company, we did make good progress driving both our Western European fragrance initiative and significantly enhancing the future prospects of the Elizabeth Arden brand through the brand repositioning. We also integrated the fragrance brands acquired late in fiscal 2012, grew our category-leading market share of fragrances at mass retail in North America, opened affiliates in new markets, including Brazil and Germany, and restructured our business in China."

         Mr. Beattie concluded, "Our priorities remain to accelerate the global growth of the Elizabeth Arden brand, expand sales of our fragrance portfolio, particularly internationally, and continue to drive operational efficiencies. Many of the initiatives we are undertaking to expand our business, while not accretive in fiscal 2014, are important to drive future growth. I am confident that with the acquisitions and restructuring activities, including those associated with the Elizabeth Arden brand repositioning, behind us and more conservative forward guidance, we will return to systematic improvement in gross margins, EBITDA margins and return on invested capital."

FOURTH QUARTER RESULTS

         For the fourth quarter ended June 30, 2013, the Company reported net sales of $267.6 million, or an increase of 0.8%, as compared to the prior year period. At constant rates, net sales increased by 1.2%. On a reported basis, net loss per diluted share was $0.17. On an adjusted basis, net income per diluted share was $0.10, as compared to net income per diluted share of $0.28 for the prior year period. Adjusted net income per diluted share excludes non-recurring costs as noted above.

         During the fourth quarter, the Company experienced lower than expected replenishment orders from one of its key North American mass retail customers, effectively reducing their inventory on hand with orders significantly below their pace of their retail sales of the Company's products. The replenishment rate at this account worsened significantly in the month of June. The impact from this customer, coupled with weak performance in Europe, particularly in the UK, caused the fourth quarter and full year earnings results to be below the expectations communicated last May. The remainder of the Company's business largely performed as expected.

OUTLOOK

         The Company's guidance for fiscal 2014 reflects more modest expectations regarding the overall Elizabeth Arden brand repositioning, uncertain economic conditions globally and the quarterly variability of all of the Company's initiatives to drive future revenue growth and market share, which span across the Company's businesses and geographies. In addition, based on current foreign currency rates, foreign currency translation is expected to negatively impact fiscal 2014 results.

         For the full fiscal year ending June 30, 2014, the Company expects net sales to increase by 3.0% to 5.0%, including an expected unfavorable impact from foreign currency of approximately 1.0%, as compared to the prior year period, and for earnings per diluted share to be in the range of $2.15 to $2.30. The earnings guidance includes a negative impact of $0.19 per share resulting from foreign currency translation as compared to rates in effect for fiscal 2013.

         For the first quarter of fiscal 2014 ending September 30, 2013, the Company expects sales to be flat to down 1% in comparison to the prior year period, including an unfavorable impact from foreign currency translation of approximately 1.0%, and for adjusted earnings per diluted share to be in the range of $0.13 to $0.18.

         The gross margin and earnings guidance excludes all non-recurring expenses. In fiscal 2014, the Company expects to incur non-recurring expenses of $11 million to $16 million for the Elizabeth Arden repositioning, approximately $7.5 million of which is expected to be incurred in the first quarter. The Elizabeth Arden repositioning costs primarily relate to product changeover charges and exiting unprofitable doors. Additionally, the Company expects to incur approximately $5 million for restructuring and severance charges, $3.5 million of which is expected to be incurred in the first quarter.

         The Company notes that continued global economic uncertainty may have a negative effect on retailer and consumer confidence and demand, and, along with the foreign currency volatility, makes forecasting difficult.

CONFERENCE CALL INFORMATION

The Company will host a conference call on Thursday, August 8, 2013 at 9:30 a.m. Eastern Time. All interested parties can listen to a live web cast of the Company's conference call by visiting the Investor Relations section of the Corporate tab on the Company's web site at http://ir.elizabetharden.com. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible on the Company's web site until September 8, 2013.

Elizabeth Arden is a global prestige beauty products company with an extensive portfolio of prestige beauty brands sold in over 100 countries. The company's brand portfolio includes Elizabeth Arden skincare, color and fragrance products, the celebrity fragrance brands of Britney Spears, Elizabeth Taylor, Justin Bieber, Mariah Carey, Nicki Minaj, Taylor Swift, and Usher; the designer fragrance brands of Juicy Couture, Alfred Sung, BCBGMAXAZRIA, Geoffrey Beene, Halston, Bob Mackie, Ed Hardy, John Varvatos, Lucky Brand, True Religion and Rocawear; and the lifestyle fragrance brands Curve, Giorgio Beverly Hills, and PS Fine Cologne.

Company Contact:	Marcey Becker, Senior Vice President, Finance

Investor/Press Contact:	Allison Malkin/Michael Fox Integrated Corporate Relations (203) 682-8200

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS DATA
(Unaudited)
(In thousands, except percentages and per share data)

	Three Months Ended		Twelve Months Ended

	June 30,	June 30,	June 30,	June 30,
	2013	2012	2013	2012

Net Sales	$267,579	$265,534	$1,344,523	$1,238,273

Cost of Goods Sold:
Cost of Sales	147,124	134,437	709,344	623,985
Depreciation Related to Cost of Goods Sold	1,712	1,407	6,386	5,257

Total Cost of Goods Sold	148,836	135,844	715,730	629,242

Gross Profit	118,743	129,690	628,793	609,031
Gross Profit Percentage	44.4%	48.8%	46.8%	49.2%

Selling, General and Administrative Expenses	112,993	113,483	517,250	484,963
Depreciation and Amortization	10,828	7,364	39,583	28,797

Total Operating Expenses	123,821	120,847	556,833	513,760

Interest Expense, Net	5,794	5,420	24,309	21,759

(Loss) Income Before Income Taxes	(10,872)	3,423	47,651	73,512
(Benefit from) Provision for Income Taxes	(5,863)	(202)	6,940	16,093

Net (Loss) Income	$(5,009)	$3,625	$40,711	$57,419

Net (Loss) Income Per Basic Share	$(0.17)	$0.12	$1.37	$1.97
Net (Loss) Income Per Diluted Share	$(0.17)	$0.12	$1.33	$1.91

Basic Shares	29,514	29,223	29,672	29,115
Diluted Shares	29,514	30,197	30,539	30,111

EBITDA (a)	$7,462	$17,614	$117,929	$129,325
EBITDA margin (a)	2.8%	6.6%	8.8%	10.4%

Adjusted to exclude non-recurring costs, net of taxes (b)(c):

Gross Profit	$131,570	$134,638	$665,148	$613,979
Gross Profit Percentage	49.2%	50.7%	49.5%	49.6%

Net Income	$3,121	$8,550	$65,335	$62,344

Net Income Per Basic Share	$0.11	$0.29	$2.20	$2.14
Net Income Per Diluted Share	$0.10	$0.28	$2.14	$2.07

EBITDA (a)	$21,845	$24,722	$156,714	$136,433
EBITDA margin (a)	8.2%	9.3%	11.7%	11.0%

(a)   EBITDA is defined as net income plus the provision for income taxes (or net loss less the benefit from income taxes) plus interest expense, plus depreciation and amortization. EBITDA should not be considered as an alternative to income from operations or net income (loss) (as determined in accordance with generally accepted accounting principles (GAAP)) as a measure of our operating performance or to net cash provided by operating, investing and financing activities (as determined in accordance with GAAP) or as a measure of our ability to meet cash needs. We believe that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company's operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to capital structure, depreciation and amortization or non-operating factors (such as historical cost). Accordingly, as a result of our capital structure, we believe EBITDA is a relevant measure. This information has been disclosed here to permit a more complete comparative analysis of our operating performance relative to other companies and of our debt servicing ability. EBITDA may not, however, be comparable in all instances to other similar types of measures. We have also disclosed EBITDA as adjusted without giving effect to acquisition-related and Elizabeth Arden repositioning costs. This disclosure is being provided for comparability purposes because we believe it is meaningful to our investors and other interested parties to understand the EBITDA performance of the Company on a consistent basis without regard to the effect of acquisition-related and Elizabeth Arden repositioning costs.

      The table below reconciles net (loss) income, as determined in accordance with GAAP, to EBITDA and to EBITDA as adjusted: (For a reconciliation of net income to EBITDA for prior periods, see our filings with the Securities and Exchange Commission which can be found on our website at www.elizabetharden.com.)

(Amounts in thousands)	Three Months Ended		Twelve Months Ended

	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012

Net (loss) income	$(5,009)	$3,625	$40,711	$57,419
Plus:
(Benefit from) Provision for income taxes	(5,863)	(202)	6,940	16,093
Interest expense, net	5,794	5,420	24,309	21,759
Depreciation related to cost of goods sold	1,712	1,407	6,386	5,257
Depreciation and amortization	10,828	7,364	39,583	28,797

EBITDA	7,462	17,614	117,929	129,325
Non-recurring costs (c)	14,383	7,108	38,785	7,108

EBITDA, as adjusted	$21,845	$24,722	$156,714	$136,433

The table below reconciles net cash flow provided by operating activities, as determined in accordance with GAAP, to EBITDA:

(Amounts in thousands)	Twelve Months Ended

	June 30, 2013	June 30, 2012

Net cash provided by operating activities	$62,091	$58,524
Changes in assets and liabilities, net of acquisitions	30,508	48,016
Interest expense, net	24,309	21,759
Amortization of senior note offering and credit facility costs	(1,367)	(1,247)
Provision for income taxes	6,940	16,093
Deferred income taxes	1,055	(8,763)
Amortization of share-based awards	(5,607)	(5,057)

EBITDA	$117,929	$129,325

(b)   The table below reconciles the calculation of (i) gross profit and net (loss) income and (ii) net (loss) income per share on a basic and diluted basis from the amounts reported in accordance with GAAP to such amounts before giving effect to non-recurring costs related to the Elizabeth Arden brand repositioning and our 2012 fragrance license acquisitions. This disclosure is being provided for comparability purposes because we believe it is meaningful to our investors and other interested parties to understand our operating performance on a consistent basis without regard to the effect of such non-recurring costs. The presentation in the table below of the non-GAAP information titled "Gross profit as adjusted", "Net income as adjusted" and "Net income per basic and diluted share as adjusted" is not meant to be considered in isolation or as a substitute for gross profit, net (loss) income or net (loss) income per basic and diluted share prepared in accordance with GAAP.

(In thousands, except per share data)	Three Months Ended		Twelve Months Ended

	June 30,	June 30,	June 30,	June 30,
	2013	2012	2013	2012

Gross Profit:
Gross Profit as reported	$118,743	$129,690	$628,793	$609,031
Non-recurring costs (c)	12,827	4,948	36,355	4,948

Gross Profit as adjusted	$131,570	$134,638	$665,148	$613,979

Net (Loss) Income:
Net (loss) income as reported	$(5,009)	$3,625	$40,711	$57,419
Non-recurring costs (c) (d)	8,130	4,925	24,624	4,925

Net income as adjusted	$3,121	$8,550	$65,335	$62,344

Net Income Per Basic Share:
Net (loss) income per basic share as reported	$(0.17)	$0.12	$1.37	$1.97
Non-recurring costs, net of tax (c) (d)	0.28	0.17	0.83	0.17

Net income per basic share as adjusted	$0.11	$0.29	$2.20	$2.14

Net Income Per Diluted Share:
Net (loss) income per diluted share as reported	$(0.17)	$0.12	$1.33	$1.91
Non-recurring costs, net of tax (c) (d)	0.27	0.16	0.81	0.16

Net income per diluted share as adjusted	$0.10	$0.28	$2.14	$2.07

(c)   For the three months ended June 30, 2013, gross profit includes $12.9 million (pre-tax) of non-recurring product changeover costs and product discontinuation charges related to the repositioning of the Elizabeth Arden brand. In addition, net loss includes $1.5 million (pre-tax) of expenses related to a third party provider of freight audit and payment services that entered into bankruptcy after receiving funds from us to pay our freight invoices and breaching its obligation to remit those funds to the freight companies.

For the twelve months ended June 30, 2013, gross profit includes $13.8 million (pre-tax) of inventory-related costs ($6.4 million of which did not require the use of cash in the current period) primarily for inventory we purchased from New Wave Fragrances LLC and Give Back Brands LLC prior to the fragrance license acquisitions from those companies (the "2012 acquisitions"), and $22.6 million (pre-tax) of non-recurring product changeover costs and product discontinuation charges related to the repositioning of the Elizabeth Arden brand. In addition, net income includes (i) $0.4 million (pre-tax) in transition costs associated with the 2012 acquisitions, (ii) $0.5 million (pre-tax) of expenses related to the repositioning of the Elizabeth Arden brand and (iii) $1.5 million (pre-tax) of expenses related to a third party provider of freight audit and payment services that entered into bankruptcy after receiving funds from us to pay our freight invoices and breaching its obligation to remit those funds to the freight companies.

For the three and twelve months ended June 30, 2012, gross profit includes $4.5 million (pre-tax) of inventory-related costs primarily for inventory we purchased from New Wave Fragrances LLC and Give Back Brands LLC prior to the 2012 acquisitions and other transition costs, and $0.4 million (pre-tax) for product discontinuation charges. In addition, net income includes $1.4 million (pre-tax) in license termination costs and $0.8 million (pre-tax) in transaction costs associated with the 2012 acquisitions.

(d)   Our effective tax rate on a reported basis, which is calculated as a percentage of (loss) income before income taxes, was 53.9% and 14.6% for the three and twelve months ended June 30, 2013, respectively. On an adjusted basis, our effective tax rate was 11.1%.and 24.4% for the three and twelve months ended June 30, 2013, respectively. On a reported basis, for the three and twelve months ended June 30, 2012, our effective tax rate was 5.9% and 21.9%, respectively. On an adjusted basis, for the three and twelve months ended June 30, 2012, our effective tax rate was 18.8% and 22.7%, respectively.

SEGMENT NET SALES

          The table below is a comparative summary of our net sales by reportable segment for the three and twelve months ended June 30, 2013 and 2012:

(In thousands)	Three Months Ended		% Increase (Decrease)		Twelve Months Ended		% Increase (Decrease)

	June 30, 2013	June 30, 2012	GAAP	Constant Rates (e)	June 30, 2013	June 30, 2012	GAAP	Constant Rates (e)

Segment Net Sales
North America	$156,150	$153,192	1.9%	2.0%	$857,531	$778,407	10.2%	10.2%
International	111,429	112,342	(0.8)%	0.1%	486,992	459,866	5.9%	8.4%

Total	$267,579	$265,534	0.8%	1.2%	$1,344,523	$1,238,273	8.6%	9.6%

PRODUCT CATEGORY NET SALES

          The table below is a comparative summary of our net sales by product category for the three and twelve months ended June 30, 2013 and 2012:

(In thousands)	Three Months Ended		% Increase (Decrease)		Twelve Months Ended		% Increase (Decrease)

	June 30, 2013	June 30, 2012	GAAP	Constant Rates (e)	June 30, 2013	June 30, 2012	GAAP	Constant Rates (e)

Product Category Net Sales:
Elizabeth Arden Brand	$115,345	$120,697	(4.4)%	(3.9)%	$478,020	$484,645	(1.4)%	0.1%
Celebrity, Lifestyle, Designer and Other Fragrances	152,234	144,837	5.1%	5.5%	866,503	753,628	15.0%	15.7%

Total	$267,579	$265,534	0.8%	1.2%	$1,344,523	$1,238,273	8.6%	9.6%

(e)    Constant currency information compares results between periods assuming exchange rates had remained constant period-over-period and excludes gains and losses from foreign currency contracts in all periods. We calculate constant currency information by translating current-period results using prior-year GAAP foreign currency exchange rates. The gains and/or losses from foreign currency contracts were not material for all periods presented.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET DATA
(Unaudited)

(In thousands)	June 30, 2013	June 30, 2012

Cash	$61,674	$59,080
Accounts Receivable, Net	211,763	188,141
Inventories	310,934	291,987
Property and Equipment, Net	106,588	89,438
Exclusive Brand Licenses, Trademarks and Intangibles, Net	296,416	314,502
Goodwill	21,054	21,054
Total Assets	1,103,732	1,066,754
Short-Term Debt	88,000	89,200
Current Liabilities	293,359	278,679
Long-Term Liabilities	295,091	306,348
Long-Term Debt	250,000	250,000
Shareholders' Equity	515,282	481,727
Working Capital	364,320	345,818

SUPPLEMENTARY CASH FLOW INFORMATION
(Unaudited)
(In thousands)

	Twelve Months Ended

	June 30, 2013	June 30, 2012

Net cash provided by operating activities	$62,091	$58,524
Net cash used in investing activities	(48,591)	(153,224)
Net cash (used in) provided by financing activities	(9,214)	96,760
Net increase in cash and cash equivalents	2,594	230

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Elizabeth Arden, Inc. is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "should," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our guidance and expectations regarding net sales, earnings, gross margins, EBITDA margins, operating cash flow and returns on invested capital. In addition, any such statements are qualified in their entirety by reference to, and are accompanied by, the following key factors that have a direct bearing on our results of operations:
*

factors affecting our relationships with our customers or our customers' businesses, including the absence of contracts with customers, our customers' financial condition, and changes in the retail, fragrance and cosmetic industries, such as the consolidation of retailers and the associated closing of retail doors as well as retailer inventory control practices, including, but not limited to, levels of inventory carried at point of sale and practices used to control inventory shrinkage;

*

risks of international operations, including foreign currency fluctuations, hedging activities, economic and political consequences of terrorist attacks, disruptions in travel, unfavorable changes in U.S. or international laws or regulations, diseases and pandemics, and political instability in certain regions of the world;

*	our reliance on license agreements with third parties for the rights to sell many of our prestige fragrance brands;
*

our reliance on third-party manufacturers for substantially all of our owned and licensed products and our absence of contracts with suppliers of distributed brands and components for manufacturing of owned and licensed brands;

*

delays in shipments, inventory shortages and higher supply chain costs due to the loss of or disruption in our distribution facilities or at key third party manufacturing or fulfillment facilities that manufacture or provide logistic services for our products;

*

our ability to respond in a timely manner to changing consumer preferences and purchasing patterns and other international and domestic conditions and events that impact retailer and/or consumer confidence and demand, such as domestic or international recessions or economic uncertainty;

*	our ability to protect our intellectual property rights;
*	our ability to successfully manage our inventories;
*	the success, or changes in the timing or scope, of our new product launches, advertising and merchandising programs;
*	the quality, safety and efficacy of our products;
*	the impact of competitive products and pricing;
*

our ability to (i) implement our growth strategy and acquire or license additional brands or secure additional distribution arrangements, (ii) successfully and cost-effectively integrate acquired businesses or new brands, and (iii) finance our growth strategy and our working capital requirements;

*

our level of indebtedness, our ability to realize sufficient cash flows from operations to meet our debt service obligations and working capital requirements, and restrictive covenants in our revolving credit facility, term loan and the indenture for our 7 3/8% senior notes;

*	changes in product mix to less profitable products;
*	the retention and availability of key personnel;
*

changes in the legal, regulatory and political environment that impact, or will impact, our business, including changes to customs or trade regulations, laws or regulations relating to ingredients or other chemicals or raw materials contained in products or packaging, or accounting standards or critical accounting estimates;

*	the success of our global Elizabeth Arden brand repositioning efforts;
*

the impact of tax audits, including the ultimate outcome of the pending Internal Revenue Service examination of our U.S. federal tax returns for the fiscal years ended June 30, 2008 and June 30, 2009, changes in tax laws or tax rates, and our ability to utilize our deferred tax assets;

*

our ability to effectively implement, manage and maintain our global information systems and maintain the security of our confidential data and our employees' and customers' personal information; including our ability to successfully and cost-effectively implement the last phase of our Oracle financial accounting and order processing system;

*	our reliance on third parties for certain outsourced business services, including information technology operations and employee benefit plan administration;
*

the potential for significant impairment charges relating to our trademarks, goodwill or other intangible assets that could result from a number of factors, including downward pressure on our stock price; and

*	other unanticipated risks and uncertainties.

We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended June 30, 2012.

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